UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Under Rule 14a-12

AVISTA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear colleagues,

It is with great pleasure that I am writing to welcome you to the Hydro One family. As you may have heard by now, Hydro One has offered to purchase Avista in an all-cash transaction that has been unanimously approved by the Boards of Directors of both companies.

The combination of Hydro One and Avista will create a North American leader in regulated electricity and natural gas local distribution businesses with over C$32.2 billion in assets.

What does this mean for you?

•	Most importantly, you will all be an integral part of a growing family; combining our two companies will make us one of the top 20 North American utilities.

•	Bringing together the expertise of Hydro One and Avista will help us develop and deliver new and exciting products and services for our collective customers.

•	No workforce reductions are anticipated as a result of this transaction.

•	In fact, this coming together will mean more opportunities for you and for all employees – opportunities to share your knowledge, to take part in innovative projects and to gain experience in other jurisdictions.

•	Upon regulatory approval of the transaction, Avista is expected to be operated as a subsidiary of Hydro One, conducting business and serving its customers and communities as it does now.

•	Avista will continue to operate under the same name, from the same headquarters in Spokane with the same management team.

Something I am particularly proud of is the common bond we already share as companies and as members of the communities we serve. We enjoy a cultural fit, a major focus on innovation and R&D, and a common commitment to enriching the lives of the people in those communities. I know this will continue as we move forward together.

I am sure you are eager to know what will happen next. Scott Morris and I and our management teams are working closely together on next steps and we anticipate closing the transaction in the second half of 2018 following regulatory and other approvals. Until then, Hydro One and Avista will operate as two separate companies. Our focus should remain on providing exceptional customer service and delivering safe and reliable electricity. I very much look forward to meeting with you in-person soon.

For more details and updates about this announcement, please visit www.Avista.com and www.HydroOne.com/Avista

Mayo Schmidt

President and CEO, Hydro One Limited

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction. Avista Corporation (“Avista”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction and this communication is not a substitute for the proxy statement or any other document that Avista may send to its shareholders in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF AVISTA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Avista, Hydro One Limited (“Hydro One”) and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of Avista’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting Avista Corporation, Marian Durkin, Corporate Secretary, 1411 East Mission Avenue, Spokane, Washington 99202. Avista’s filings with the SEC are also available on Avista’s website at: http:// investor.avistacorp.com. Investors and security holders may also read and copy any reports, statements and other information filed by Avista with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation of Proxies

This communication is not a solicitation of proxies in connection with the proposed merger transaction. However, Avista, Hydro One and certain of their respective directors, executive officers and other persons may be deemed under SEC rules to be participants in the solicitation of Avista shareholder proxies in respect of the proposed merger transaction. Information about Hydro One directors and executive officers is available in Hydro One’s management information circular, filed with Canadian securities regulators on March 27, 2017, in connection with its 2017 annual meeting of shareholders and is available on its website at www.HydroOne.com and also under its profile on SEDAR at www.sedar.com. Information regarding Avista’s directors and executive officers is available in Avista’s proxy statement filed with the SEC on March 31, 2017 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 22, 2017, each of which may be obtained from the sources above under “Additional Information and Where to Find It”. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of Avista’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.